UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. _______)

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The York Water Company
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THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401
March 23, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF THE YORK WATER COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The York Water Company will be held at The Strand-Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania, on Monday, May 4, 2015, at 1:00 p.m. for the purpose of taking action upon the following proposals:

(1)	To elect four (4) Directors to three-year terms of office;
(2)	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015; and
(3)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on February 27, 2015, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings.  Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described below:

	By mail – If you received a printed proxy card, mark, sign, date and mail the proxy card (see instructions on the Proxy Materials Notice on how to request a printed proxy card);

	By phone – Call the toll-free telephone number listed on your Proxy Materials Notice or on your proxy card;

	By Internet – Visit the website shown on your Proxy Materials Notice or on the proxy card to vote via the Internet; or


In Person – Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting.  Beneficial shareholders whose shares are held in the name of a bank, broker or other nominee must obtain a legal proxy from the holder of record (that is, your bank, broker or nominee) to be able to vote in person at the Annual Meeting.

If you plan on attending the meeting, a boxed lunch will be provided beginning at 12:00 p.m.  Please RSVP to Bonnie at (717)718-2942 or e-mail bonnier@yorkwater.com if you will be joining us for lunch.

Thank you for your continued interest and support of The York Water Company!

By order of the Board of Directors,

/s/ Bruce C. McIntosh
Secretary

THE YORK WATER COMPANY
130 EAST MARKET STREET
YORK, PENNSYLVANIA 17401

March 23, 2015

PROXY STATEMENT

This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of The York Water Company (hereinafter referred to as the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company, whereby shareholders would appoint Cynthia A. Dotzel, CPA, Jeffrey S. Osman, and Steven R. Rasmussen, CPA and each of them, as Proxies on behalf of the shareholders, to be used at the Annual Meeting of the Shareholders of the Company to be held at 1:00 p.m. at The Strand Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania, Monday, May 4, 2015 (the "Annual Meeting"), and at any adjournment thereof.

Solicitation of proxies will be made by mail, telephone and via the internet.  Those shareholders who previously opted out of printed copies of the proxy materials will receive a Notice Regarding the Availability of Proxy Materials (the "Notice") by mail.  The Notice will instruct you as to how you may access and review the proxy materials.  The Notice also instructs you as to how you may submit your proxy over the Internet or by telephone.  If you previously opted out of printed copies of the proxy materials but would like to receive a printed copy of such materials, or vote by telephone, you should follow the instructions included in the Notice.  Those shareholders who have requested printed copies and some of those who have not specifically opted out of printed copies of the proxy materials will be provided printed copies.  It is anticipated that proxy materials will first be mailed and made available on the internet on March 23, 2015.

The expense of this solicitation will be paid by the Company.  If necessary, some of the officers of the Company and regular employees of the Company may solicit proxies personally or by telephone for no additional pay.  Banks, brokerage houses and other institutions and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

A shareholder who submits a proxy electronically, by telephone, or completes and forwards the enclosed proxy is not precluded from attending the Annual Meeting and voting his or her shares in person, and may revoke the proxy by delivering a later dated proxy or by written notification at any time before the proxy is exercised.

PURPOSE OF THE MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon two proposals:  (i) to elect four (4) Directors to serve for a term of three (3) years; and (ii) to ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.  Shareholders may also consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AT THE MEETING

The outstanding securities of the Company entitled to vote at the meeting consist of 12,695,417 shares of our common stock.  The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast will constitute a quorum for the Annual Meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof was the close of business on February 27, 2015.  Shareholders are entitled to one vote for each share on all matters coming before the meeting.

In accordance with Pennsylvania law, a shareholder can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.  Directors will be elected by a plurality of the votes cast, meaning that the four nominees who receive the most affirmative votes will be elected.  Votes that are withheld will be excluded from the vote and will have no effect.

Any votes that are withheld on the proposal to ratify the appointment of the independent registered public accounting firm will not be counted for or against the proposal.  If a signed proxy is returned with no markings for certain proposals, the votes will be counted as recommended by the Board of Directors.

Brokers who have received no voting instructions from their customers will not have discretion to vote with respect to election of directors, but will have the discretion to vote with respect to the proposal to ratify the appointment of the Company's auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of February 27, 2015, by (1) each director, director nominee and executive officer named in the summary compensation table included elsewhere herein; and (2) all executive officers, directors and director nominees as a group.

The information appearing in the following table with respect to beneficial ownership of common stock of the Company has been furnished to the Company by the four nominees, the five directors continuing in office and the six executive officers, all as of February 27, 2015.

The table includes shares owned or beneficially owned by the respective individuals as of February 27, 2015.  No individual has a specific right to acquire beneficial ownership of any additional shares within 60 days.

No person or entity, so far as known to the Company, beneficially owns five (5) percent or more of the Company's outstanding common stock as of February 27, 2015.

	Number of Shares		Percent of Total
	Beneficially Owned (1)		Shares Outstanding(2)

1) Directors, director nominees and named executive officers:

Cynthia A. Dotzel, CPA	14,366		0.11
Michael W. Gang, Esq.	10,419	(3)	0.08
Joseph T. Hand	9,568	(4)	0.07
Jeffrey R. Hines, P.E.	53,378	(5)	0.42
George W. Hodges	4,476	(6)	0.03
George Hay Kain III	24,685	(7)	0.19
Bruce C. McIntosh	6,239	(8)	0.05
Kathleen M. Miller	6,916		0.05
Robert P. Newcomer	3,127	(9)	0.02
Jeffrey S. Osman	3,725	(10)	0.03
Steven R. Rasmussen, CPA	458		0.00
John H. Strine	5,904	(11)	0.05
Ernest J. Waters	520		0.00

2) All directors, director nominees and executive officers as a group

All Directors and Executive Officers as a group (15 persons)	144,713	(12)	1.13

(1)
Except as indicated in the footnotes below, directors and officers possessed sole voting power and sole investment power with respect to all shares set forth in this column.  All Directors and Officers can be reached through the executive offices of the Company.

(2)	The percentage for each individual or group is based on 12,837,476 shares outstanding as of February 27, 2015.
(3)	Mr. Gang shares voting and investment power on all held shares with his wife.
(4)
Includes 9,036 shares owned jointly by Mr. Hand's wife for which he shares voting and investment power.  Includes 532 shares held by Mr. Hand's children for which Mr. Hand disclaims beneficial ownership.

(5)	Includes 8,689 shares held by Mr. Hines' wife, for which Mr. Hines disclaims beneficial ownership.
(6)	Includes 3,560 shares held by the Hodges Family Foundation, for which Mr. Hodges claims indirect beneficial ownership.
(7)	Includes 15,059 shares held by the estate of Mr. Kain's grandfather, for which he is one of three co-trustees and shares voting power and investment power.
(8)	Mr. McIntosh shares voting and investment power on all held shares with his wife.
(9)	Mr. Newcomer shares voting and investment power on all held shares with his wife.
(10)	Includes 333 shares owned by Mr. Osman's wife, for which Mr. Osman disclaims beneficial ownership.
(11)	Mr. Strine shares voting and investment power on all held shares with his wife.
(12)
Includes shares owned by family members, unnamed executive officers and certain other shares, as to which some directors and officers disclaim any beneficial ownership and which are further disclosed in the notes above.

PROPOSAL 1
ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve directors, segregated into three classes, and elected to staggered three-year terms of office.  During the majority of 2014, the Board consisted of nine directors.  Each director class consists of two to four directors.

The Nomination and Corporate Governance Committee recommends that all the nominees, each of whom is currently serving as Director, be elected at the Annual Meeting, to serve for the ensuing three (3) years and until their respective successors have been elected and qualified.  There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with bylaw provisions.  Each share represented by the enclosed proxy will be voted for each of the nominees listed, unless authority to do so is withheld.  If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted as may be determined by the Proxies.

The four Directors are to be elected by a plurality of the votes cast at the Annual Meeting, meaning that the four directors receiving the most votes are elected, whether or not they receive a majority of the vote.

NOMINEES FOR ELECTION TO THREE YEAR TERMS EXPIRING IN 2018

Michael W. Gang, Esq. Age 64 Director since 1996
Mr. Gang is a principal with Post & Schell PC (P & S), Harrisburg, PA, a Pennsylvania-based law firm, concentrating in regulatory matters.  Mr. Gang currently serves as Chairperson of the P & S Board of Directors and is P & S' Acting President & CEO.  Mr. Gang was a partner in Morgan, Lewis & Bockius, Harrisburg, PA, an international law firm, from 1984 to 2005.  Mr. Gang is counsel to numerous water, gas, and electric utilities which are regulated by the Pennsylvania Public Utility Commission and has represented public utilities over a broad range of financial and economic regulation, corporate governance and compensation issues for 37 years.  P & S is currently regulatory counsel for the Company.  The Board believes Mr. Gang's legal and regulatory knowledge, as well as his experience with the Pennsylvania Public Utility Commission will continue to be a great benefit to the Company's Board of Directors.

Jeffrey R. Hines, P.E. Age 53 Director since 2008
Mr. Hines has served as the President and Chief Executive Officer of the Company since 2008.  He was Chief Operating Officer and Secretary from 2007 to 2008, and Vice President of Engineering from 1995 to 2006.  Mr. Hines is a director and a member of the compensation, audit and corporate governance and nominating committees of Codorus Valley Bancorp in York, PA (a public company), and its wholly-owned subsidiary, Peoples Bank, York, PA.  Mr. Hines is a director of Peoples Water Service Co. in Towson, MD (a private company).  Mr. Hines is a trustee and corporate secretary of York College of Pennsylvania, a director of the National Association of Water Companies and the American Water Works Association, and serves as director or committee member of various community and non-profit organizations.  Mr. Hines is a licensed Professional Engineer in PA and MD, and holds MBA and law degrees.  The Board considered Mr. Hines' experience within the Company, his industry experience, and his educational background and determined that his continued service on the Board will be beneficial to the Company's Board of Directors.

George W. Hodges Age 64 Director since 2000
Mr. Hodges, now retired, served as non-executive Chairman of the Board of The Wolf Organization, regional distributor of kitchen and bath products and specialty building products, from 2008 to 2009.  Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2006.  Mr. Hodges is lead director, and a member of the audit, compensation and executive committees of Fulton Financial Corporation (a public company), in Lancaster, PA, and director, loan and trust committee member of Fulton Bank, a subsidiary of Fulton Financial Corporation.  He also serves as a director and compensation committee chairman of The Wolf Organization, York, PA.  Mr. Hodges is a director, as well as serving on the audit and nominating committees of Burnham Holdings, Lancaster, PA (a public company).  Mr. Hodges is an NACD (National Association of Corporate Directors) Governance Fellow.  He also serves and has served on the boards or committees of various non-profit and community organizations.  The Board determined that Mr. Hodges' business experience and leadership in the community as well as his extensive board and committee service with various organizations will continue to benefit the Company's Board of Directors.

George Hay Kain III Age 66 Director since 1986
Mr. Kain has been an academic since 2007, and was a consultant from 2004 to 2007.  Mr. Kain was an attorney from 1982 to 2003, handling pipeline condemnation cases for a local utility, and cases involving real estate, and estates and trusts.  Mr. Kain was a solicitor for York County Children and Youth Services where he also practiced in juvenile court.  Mr. Kain is also actively involved in various non-profit organizations.  The Board considered Mr. Kain's legal experience as well as his commitment and contributions to the Company over the past 27 years and determined that his continued service will be beneficial to the Company's Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2016

Cynthia A. Dotzel, CPA Age 60 Director since 2009
Ms. Dotzel is a certified public accountant, and has been a Principal with SF & Company CPAs & Business Advisors since January 2009.  Prior to her current position, Ms. Dotzel was a Founder, Secretary and Treasurer of Dotzel & Company, CPAs from 1980 to 2008.  Ms. Dotzel serves as a director of Codorus Valley Bancorp, Inc., York, PA (a public company), and its wholly-owned subsidiary, Peoples Bank, York, PA, and is a member of the compensation, audit, executive, and corporate governance and nominating committees of both companies.  Ms. Dotzel served as a director of Waypoint Bank and Waypoint Financial Corporation and its predecessor York Federal Savings and Loan from 1984 through 2005, and audit committee chairman from 1989 through 2005.  She also serves and has served on the boards or committees of various non-profit organizations.  The Board considered Ms. Dotzel's experience in auditing and financial matters, as well as her public company experience and community involvement, and determined that her continued service will be beneficial to the Company's Board of Directors.

Jeffrey S. Osman Age 72 Director since 2001
Mr. Osman, now retired, served as President & CEO of the Company from 2003 to 2008, Vice President of Finance, Secretary and Treasurer from 1995 to 2002, and Controller from 1983 to 1995.  Prior to joining the Company, Mr. Osman was a regulatory consultant for Gannett Fleming in Camp Hill, PA for 4 years.  Prior to that, Mr. Osman worked at a regulated telephone utility for 15 years.  During his tenure with the Company, Mr. Osman was a director with the National Association of Water Companies at both the state and national levels as well as Chairman of the Pennsylvania Chapter.  He also has served with numerous community and non-profit organizations.  The Board considered Mr. Osman's prior experience in the industry with regulatory and financial matters as well as his knowledge of and longstanding service to the Company in many capacities, and determined that his continued service will be beneficial to the Company's Board of Directors.

Steven R. Rasmussen, CPA Age 42 Director since 2011
Mr. Rasmussen has been Chief Executive Officer and General Manager for Adams Electric Cooperative, Inc., an electric distribution cooperative in south-central Pennsylvania, since 2006.  Mr. Rasmussen served as Accounting and Member Services Manager with the same organization from 1999 to 2006. Prior to joining Adams Electric, Mr. Rasmussen served in various other capacities including college faculty and auditor for various accounting firms.  Mr. Rasmussen serves on the boards and executive committees of the Adams Utility Services Company, a wholly-owned subsidiary of Adams Electric, and Mid-Atlantic Cooperative Solutions, Inc. which does business as Aero Energy in New Oxford, PA (both private companies).  He also serves and has served on the boards and committees of numerous community, non-profit and professional organizations. In addition to his utility experience, Mr. Rasmussen is a certified public accountant, and a leader in the community of some of the Company's recently added water systems.  The Board views Mr. Rasmussen's utility experience, his financial and educational background, and his knowledge and visibility in the Adams County area as beneficial to the Company's Board of Directors.

DIRECTORS WITH TERMS EXPIRING IN 2017

Robert P. Newcomer Age 66 Director since 2013
Mr. Newcomer has been President of Newcomer Consulting LLC, providing financial consulting services for public, private and not for profit organizations since 2003.  Prior to starting his own business, Mr. Newcomer was with Glatfelter, York, PA, a public company and global manufacturer of specialty paper and engineered products from 1972 – 2003.  He was an Executive Vice President for Glatfelter from 1993 – 2001, and President and Chief Operating Officer from 2001 – 2003. Mr. Newcomer also served as Dean of Business Affairs and CFO for York College of Pennsylvania from 2004 – 2006 and Interim President for York County Community Foundation from 2008 – 2009.  He currently serves as a director and a member of the compensation and employee benefits committees at Burnham Corporation, Lancaster, PA, a public company; and a director, compensation committee and audit committee member of Glatfelter Insurance Group, York, PA, which is a private company.  Mr. Newcomer also participates as an officer, Board or committee member with various community and non-profit organizations.  The Board determined that Mr. Newcomer's experience leading a large public company, his financial background, board and committee experience with other organizations, as well as his familiarity with the community in which York Water serves, would continue to benefit the Company's Board of Directors.

Ernest J. Waters Age 65 Director since 2007
Mr. Waters, now retired, served as Area Vice President and York Area Manager, Met-Ed, a FirstEnergy Company (an investor owned utility) from 1998 to 2009.  In addition to management, Mr. Waters' experience includes public accounting, internal auditing and serving as an expert accounting witness in rate proceedings before the Pennsylvania Public Utility Commission, The Federal Energy Regulatory Commission, and the New York Public Service Commission.  Mr. Waters was previously a Certified Public Accountant and holds an MBA degree. He serves as a director, chairman of the special joint compliance committee, vice chairman of the risk committee and member of the audit committee of Fulton Financial Corporation (a public company), and a director and chairman of the trust committee of Fulton Bank of Lancaster, PA (a subsidiary of Fulton Financial Corporation).  Mr. Waters serves on the board of Wellspan Health (York Hospitals' parent corp.) and chairs the audit committee.  He also serves and has served on the boards and committees of other nonprofit community organizations.  Mr. Waters is an NACD Governance Fellow.  The Board considered Mr. Waters' prior experience in the utility industry and with regulatory matters and his current public company director and committee experience to be valuable and determined that his continued service on the Board will be beneficial to the Company's Board of Directors.

The Board of Directors unanimously recommends a vote "FOR" each of the nominees.

EXECUTIVE OFFICERS OF THE COMPANY
Name	Positions and Offices Held

Joseph T. Hand Age 52 Officer since 2008
Mr. Hand has been Chief Operating Officer for the Company since March 2008.  Prior to his current position, Mr. Hand was Chief of the Navigation Branch, Baltimore District, for the U.S. Army Corps of Engineers from September 2006 to February 2008, and Deputy Commander and Deputy District Engineer for the Corps of Engineers from June 2003 to September 2006.  Prior to the Army Corps, Mr. Hand held various positions in the U.S. Army.

Kathleen M. Miller Age 52 Officer since 2003
Ms. Miller has been Chief Financial Officer and Treasurer of the Company since January 2003.  Prior to her current position, Ms. Miller was Controller and Assistant Treasurer of the Company from October 2001 to December 2002, and Accounting Manager from March 1996 to September 2001.  Prior to joining the Company, Ms. Miller held a variety of accounting and financial positions with two large companies in the York County area.

Vernon L. Bracey Age 53 Officer since 2003
Mr. Bracey has been Vice President of Customer Service of the Company since March 2003.  Prior to his current position, Mr. Bracey was Customer Service Manager from January 2000 to February 2003 and Meter Reading Manager from September 1998 to December 1999.  Prior to joining the Company, Mr. Bracey held various positions in economic development, energy services and public and community relations at GPU Energy, A First Energy Company, from March 1983 through August 1998.

Bruce C. McIntosh Age 62 Officer since 1998
Mr. McIntosh has been Vice President-Human Resources, Secretary and Assistant Treasurer of the Company since March 2008.  Prior to his current position, Mr. McIntosh was Vice President-Human Resources and Assistant Treasurer from January 2003 to February 2008, Vice President-Human Resources from May 1998 to December 2002 and Director of Human Resources from November 1996 to April 1998.  Prior to joining the Company, Mr. McIntosh held various human resources positions in the healthcare industry.

Mark S. Snyder, P.E. Age 44 Officer since 2009
Mr. Snyder has been Vice President-Engineering since May 2009.  Prior to his current position, Mr. Snyder was Engineering Manager from October 2007 to April 2009 and Engineer from December 2006 to October 2007.  Prior to joining the Company, Mr. Snyder was a project engineer with Buchart Horn, Inc., York, PA, an international engineering firm from April 2001 to December 2006, and a project engineer for Rettew Associates, York, PA, a national engineering firm, from December 1996 to April 2001.  Mr. Snyder is a licensed Professional Engineer in Pennsylvania.

John H. Strine Age 58 Officer since 2009
Mr. Strine has been Vice President-Operations since May 2009.  Prior to his current position, Mr. Strine was Operations Manager from February 2008 to May 2009, Maintenance and Grounds Superintendent from August 1991 to February 2008, Assistant Superintendent from June 1985 to July 1991, and held various other positions with the Company prior to 1985.

CORPORATE GOVERNANCE

The Board of Directors operates under specific corporate governance principles and guidelines based on the Company's Bylaws and Standing Resolutions.  The Nomination and Corporate Governance Committee ("the Committee") monitors, develops and makes recommendations to the Board of Directors based on these principles and guidelines.  Some of the principles and guidelines are listed below.

Board Selection

The bylaws of the Company provide that the Board of Directors will consist of no less than eight Directors and no more than twelve directors, who are elected to staggered three-year terms of office.  There is a mandatory retirement age of 73 for all directors.

The Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Committee recommends to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful to the effective oversight of the Company.  Some of these skills include crisis management, accounting and finance, corporate governance, merger and acquisition, business development and risk management. The Committee also seeks Board members from diverse backgrounds, including professional experience, perspectives, education, skills, backgrounds, culture and work-style, with a reputation for integrity.  In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company.  The Committee considers all of these qualities when selecting, subject to Board ratification, candidates for Director.  No distinctions are made between internally recommended candidates and those recommended by shareholders.

Director Independence

The Company's Common Stock is listed on the NASDAQ Global Select Market.  NASDAQ listing rules require that a majority of the Company's directors be "independent directors" as defined by NASDAQ corporate governance standards.  Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or, is an employee of the Company.  The Board has determined that directors Dotzel, Gang, Hodges, Kain, Newcomer, Osman, Rasmussen and Waters are independent directors under the NASDAQ listing standards.  Mr. Hines, who is an employee of the Company, is not considered an independent director.

The Board based these determinations primarily on a review of the responses of the Directors and executive officers to an annual questionnaire regarding employment history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.

In making the determination that Mr. Gang is independent under the NASDAQ rules, the Board considered payments of $50,729 made to Post & Schell PC, a law firm in which Mr. Gang is Acting President & CEO.  Post & Schell PC is the Company's regulatory counsel.  The amounts paid represent less than 0.08% of Post & Schell PC revenue in 2014.  The Company pays the same rates for services as the firm's comparable entities.  Mr. Gang is not a controlling shareholder of the firm.

In addition to this relationship, the Company purchases from and sells services to certain directors or the organizations with which they are affiliated at rates that are either regulated or the same as those charged to the same class of customers.

The Board determined that the noted relationship does not create a conflict of interest or impair Mr. Gang's judgment with respect to Board member responsibilities.  Directors who are involved with entities being discussed or voted upon at a meeting abstain from voting on that matter.

Board Leadership Structure

The preference of the Board, per its Standing Resolutions, is for the Chairman of the Board to be an independent director as defined by NASDAQ.  Generally, independent directors' provide oversight and protect shareholder interests, and they offer more objective input and leadership to the Board.  Due to the current composition of the Board, having one director who is a current Company employee and one director who is a previous employee of the Company, the Board believes it is in the best interest of shareholders to have an independent director as Chairman.  The Chairman leads regular executive sessions of the Board's independent directors.

Board Role in Risk Oversight

The Board and its Committees are responsible for oversight of the Company's risk management process.  The Audit Committee is responsible for oversight of risks relating to the Company's financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting and compliance with certain of the Company's ethics policies.

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company's compensation programs and performs the annual performance review of the CEO.  Other risks such as regulatory risk, environmental risk, and strategic risk are monitored by the Executive Committee, the Nomination and Corporate Governance Committee, or the full Board.

Senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks and mitigation efforts back to the Board of Directors or the designated committee.  While certain elements of risk are addressed at each Board meeting, management and the Board of Directors conduct a comprehensive analysis of risk on an annual basis. The Board believes a Chairman that is independent of management adds another layer of insight to the risk assessment process.

Board Committees and Functions

The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nomination and Corporate Governance Committee, all of which are composed of members of the Board of Directors.  The Audit, Compensation, and Nomination and Corporate Governance committees must be composed of at least three directors all of which are considered independent directors under the NASDAQ rules.  Each of these three key committees has a charter which is reviewed periodically, and which is posted on the Company's website at www.yorkwater.com under "Investor Relations" then "Corporate Governance".

The Executive Committee is empowered to function as delegated by the Board of Directors.  Their main focus is on budgeting, ratemaking, and debt and equity financing.  The Executive Committee is composed of the following Directors appointed by the Board: George W. Hodges, Chairman; Michael W. Gang, Esq.; Jeffrey S. Osman; Cynthia A. Dotzel, CPA; and Jeffrey R. Hines, P.E.  The Executive Committee held one (1) meeting during the fiscal year ended December 31, 2014.

The Audit Committee monitors the audit functions of the independent public accountants, and reviews the Company's financial reporting process and internal controls.  The Audit Committee is composed of the following independent Directors appointed by the Board: Cynthia A. Dotzel, CPA, Chairperson; Steven R. Rasmussen, CPA; and Ernest J. Waters.  Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee are financially literate and are "audit committee financial experts" within the meaning of applicable SEC rules.  The Audit Committee held five (5) meetings during the fiscal year ended December 31, 2014.

The Compensation Committee considers and makes recommendations to the Board of Directors concerning the appropriate compensation package for the corporate officers, Directors and members of the Committees of the Board of Directors of the Company, including incentives.  Compensation for corporate officers is further explained in the Compensation Discussion and Analysis section of this proxy statement.  Director and committee member compensation is based on a review of fees paid by peers and other public companies.

The Compensation Committee is composed of the following independent Directors appointed by the Board:  Ernest J. Waters, Chairman; George Hay Kain III; and Robert P. Newcomer.  The Compensation Committee held three (3) meetings during the fiscal year ended December 31, 2014.

The Nomination and Corporate Governance Committee recommends the appropriate Board structure, reviews the Company's succession planning, oversees the Board's annual evaluation of its performance and the performance of other Board Committees, evaluates corporate governance best practices, and makes recommendations to the Board of Directors for nominations for Directors and Officers of the Company.  The Committee will consider nominees recommended by shareholders of the Company in accordance with the Company's bylaws.

The Nomination and Corporate Governance Committee is composed of the following independent Directors appointed by the Board:  Michael W. Gang, Esq., Chairman; Cynthia A. Dotzel, CPA; and Steven R. Rasmussen, CPA.  The Nomination and Corporate Governance Committee held three (3) meetings during the fiscal year ended December 31, 2014.

Related Party Transactions

The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and any related persons (directors, nominees for directors, 5% security holders, and executive officers or their immediate family members).  Under the policy (and the Audit Committee Charter), the Audit Committee is responsible for reviewing and approving all transactions involving the Company in which any related person has a direct or indirect interest, regardless of amount.  The Audit Committee intends to approve only those related party transactions that are on terms no less favorable to the Company than could be obtained from independent third parties and are otherwise in, or are not inconsistent with, the best interests of the Company and its shareholders.

In furtherance of this policy, the Company's Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees, which generally requires that any transaction or opportunity that may constitute a conflict of interest, be reported to management so that it may be reviewed and avoided, if possible.  The Code of Conduct is available on the Company's web site at www.yorkwater.com under "Investor Relations", then "Corporate Governance".

As noted on page 8 under Director Independence, the Company has a relationship with the law firm in which Mr. Gang is Chairman of the Board and Acting President & CEO.  The Company primarily deals with attorneys other than Mr. Gang on regulatory matters.  Mr. Gang does not have a direct material interest in the payment of such fees, but has an indirect interest as a member of the law firm.  His indirect interest is also immaterial.

Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or specific individual Directors may do so by directing a written request addressed to such Directors or Director in care of the Secretary of The York Water Company, at the address appearing on the first page of this proxy statement.  Communication(s) directed to members of the Board of Directors who are not non-management Directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent Directors.  Communications directed to non-management Directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management Directors.  Any communication so withheld will nevertheless be made available to any non-management Director who wishes to review it.

Executive Sessions of the Board

The independent directors of the Board schedule regular executive sessions of independent directors in which they meet without management participation.  The Chairman of the Board leads these sessions.

Stock Ownership

Directors are required under the bylaws of the Company to own at least one share of stock.   As part of the Company's Securities Trades Policy, directors, officers and selected employees are prohibited from trading in Company securities on a short-term basis, engaging in short sales, purchasing Company stock on margin, buying or selling puts or calls, pledging securities, or otherwise engaging in any type of hedging transactions involving Company securities.

Code of Ethics

The Company's Board of Directors has adopted a Code of Conduct applicable to all Directors, officers and employees.  The Code of Conduct constitutes a "code of ethics" as required by Item 406 of Regulation S-K.  There were no waivers of the Code made for any Director, officer or employee during 2014.  A copy of the Code of Conduct was filed with the Securities and Exchange Commission as Exhibit 14 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2014.  The Code of Conduct is also available, free of charge, on the Company's website, www.yorkwater.com, under "Investor Relations", then "Corporate Governance".  The Company intends to disclose material amendments to, or Director, officer and employee waivers from, the Code of Conduct, if any, on its website, or by Form 8-K to the extent required.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Director Rasmussen reported an April 16, 2014 stock purchase on April 22, 2014.

Other than the aforementioned transaction, the Company believes that during the year ended December 31, 2014, all directors and executive officers timely complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934.  The foregoing statement is based solely upon a review of copies of reports on Forms 3, 4 and 5 furnished to the Company and written representations of its Directors and executive officers that no other reports were required.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company's financial reporting process on behalf of the Board, including reports to the Securities and Exchange Commission on Forms 10-Q and 10-K, the Company's internal control over financial reporting and releases of earnings.  In addition, the Committee selects, subject to shareholder ratification, the Company's independent registered public accounting firm and evaluates the performance of the firm.

On October 1, 2014 the Company was notified that the audit practice of ParenteBeard LLC ("ParenteBeard"), an independent registered public accounting firm, was combined with Baker Tilly Virchow Krause LLP ("Baker Tilly") in a transaction pursuant to which ParenteBeard combined its operations with Baker Tilly and certain of the professional staff and partners of ParenteBeard joined Baker Tilly either as employees or partners of Baker Tilly.  On October 1, 2014, ParenteBeard resigned as the auditors of the Company and with the approval of the Audit Committee of the Company's Board of Directors, Baker Tilly was engaged as its independent registered public accounting firm for the year ended December 31, 2014.

Prior to engaging Baker Tilly, the Company did not consult with Baker Tilly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Baker Tilly on the Company's financial statements, and Baker Tilly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

There were no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.  The audit reports of ParenteBeard rendered through the date of resignation did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Management is responsible for the Company's internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue reports thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has reviewed and discussed the audited financial statements with management; has discussed with the independent registered public accounting firm (Baker Tilly) the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter required by the PCAOB regarding independence communications; and has discussed Baker Tilly's independence with the firm and management.

Based upon the Committee's discussions with management and Baker Tilly and the Committee's review of the representations of management, and Baker Tilly's report to the Committee, the Committee recommended that the Board include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Cynthia A. Dotzel, CPA Chairperson
Ernest J. Waters Member	Steven R. Rasmussen, CPA Member

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Baker Tilly Virchow Krause, LLP, as the independent registered public accounting firm to audit the financial statements of the Company for the year 2015.  Baker Tilly Virchow Krause, LLP audited the Company's financial statements for the years ended December 31, 2014, and 2013.  There have been no disagreements between the Company and Baker Tilly Virchow Krause, LLP concerning the Company's financial statements.  It is intended that, unless otherwise specified by the shareholders, votes will be cast pursuant to the proxy hereby solicited in favor of the appointment of Baker Tilly Virchow Krause, LLP.

Audit fees and all professional services to be rendered by Baker Tilly Virchow Krause, LLP are approved by the Company's Audit Committee.  The Board considers the possible effect on auditors' independence of providing non-audit services prior to the service being rendered, but the Board does not anticipate significant non-audit services will be rendered during 2015.

The following table presents fees for services provided by Baker Tilly Virchow Krause, LLP for 2014 and 2013:

	2014	2013
Audit Fees (1)	146,000	135,264
Audit Related Fees (2)	16,500	16,000
Tax Fees (3)	10,847	10,436
All Other Fees	-	-
	173,347	161,700

(1)
Professional services rendered for 2014 and 2013 include (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and (c) the audit of the effectiveness of internal control over financial reporting.  In addition, 2014 fees include consent procedures in connection with a debt offering statement, and 2013 fees include consent procedures in connection with registration statements relating to the Company's stock plans.

(2)	Audit related fees include limited scope audits of the Company's 401(k) and general and administrative pension plans in 2014 and 2013.

(3)	Tax fees include preparation of the federal income tax return and other tax matters.

The Audit Committee approves in advance any audit or non-audit services provided by outside auditors.  During 2014 and 2013, there were no exceptions to the Audit Committee's pre-approval requirements.

Representatives of Baker Tilly Virchow Krause, LLP are expected to be present at the Annual Meeting.  Representatives of Baker Tilly Virchow Krause, LLP will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.  It is understood that even if the selection of Baker Tilly Virchow Krause, LLP is ratified by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote "FOR" this proposal.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Named Executive Officers.  This section discusses the compensation we paid to our named executive officers (as defined by SEC rules) in 2014.  Our named executive officers are:

Name	Title

Jeffrey R. Hines, P.E.	President, Chief Executive Officer
Kathleen M. Miller	Chief Financial Officer
Joseph T. Hand	Chief Operating Officer
Bruce C. McIntosh	Vice President-Human Resources
John H. Strine	Vice President-Operations

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy.  The goal of our compensation program is to attract, motivate and retain our executive officers who are key to the success of our Company.  We compensate our named executive officers through a combination of base salary and cash incentives designed to be competitive with comparable employers and to align management's incentives with the long-term interests of our customers and shareholders.  Our compensation setting process consists of establishing a base salary for each named executive officer and designing an annual cash incentive (currently up to 5% of salary) for such executive to reward the achievement of specific operational goals.  We only incentivize operational goals that add value for both our customers and our shareholders, such as increasing efficiency, ensuring a safe, adequate supply of water, reducing costs, improving customer service and expanding our service territory in order to gain economies of scale and spread fixed costs over a larger number of customers.  Payouts for incentives that are not in the long-term interest of customers may not be considered prudent, and therefore, may not be recoverable through water rates granted by the Pennsylvania Public Utility Commission.

Base Salary.  To assist us in establishing base salary in 2014, the Compensation Committee participated in a survey conducted by Executive Reward Advisors, formerly SAJE; a nationally recognized consulting firm, to provide data regarding the compensation of senior management at York and at six comparable water utilities.  These comparables included Aqua America, Inc., Aquarion Water Company, Middlesex Water Company, Pennichuck Corporation, San Jose Water Company and United Water.  Executive Reward Advisors also determined relative measures of the relationship between the size and compensation of the companies included in the survey.  Executive Reward Advisors provided no opinions or recommendations regarding our compensation package.  Outside of the survey, Executive Reward Advisors provided no other services.

Based upon an analysis of the base salary levels and trend lines developed using regression analysis reflected in the survey, we establish base salaries for our named executive officers.  The average base salary of the President and Chief Executive Officer and other Named Executive Officers is approximately the 25th percentile of the seven comparable investor-owned water utilities.  We have chosen this level based on our relative revenues, customer connections and employees and due to the relatively low level of complexity of the Company's business and operations as compared to many of the comparable investor-owned water utilities.  We are mainly a pure regulated water utility, with a small contract billing operation and a small wastewater operation, while some of the comparables also have a number of wastewater and other more significant non-regulated businesses.  We are a stand-alone company with no subsidiaries, parent or holding company.  We have one filtration plant and serve a relatively smaller number of customers in one state.  Many of the comparables serve in multiple states and have many subsidiaries, and many filtration plants.  In addition, there are issues specific to certain parts of the country such as water availability and regulatory environment that challenge some water utilities more than others.  Finally, the cost of living in the geographic area in which our operations are located is lower than some of the comparables.

The base salary level of named executive officers will be reviewed annually to determine if the 25th percentile continues to be appropriate based on changes in our statistics relative to comparable companies, our product line, the current regulatory environment, changes in water quality standards, competition for competent management and growth in our service territory, as well as other relevant factors.

In addition to the Executive Reward Advisors survey, the Compensation Committee considered available compensation information on other investor-owned water companies that did not take part in the survey including American Water, California Water, Connecticut Water, American States Water and Artesian Water, as well as local public companies where information was available.  The Compensation Committee also considers subjective factors such as the value of the position to the Company, the performance of the executive and the length of service in the current position and with the Company when determining base salary levels. The Compensation Committee has engaged Mosteller & Associates, Reading, PA, to evaluate the Company's current director and executive compensation relative to the market, and to make recommendations as necessary.  The Company and its officers and directors have had no prior relationship with the consultant.  A final report has not yet been issued.

Bonuses and Equity Compensation.  We do not provide bonuses or equity compensation in the form of stock options to senior management.  We do, however, offer an Employee Stock Purchase Plan to all employees, including senior management, on the same terms.  Employees may purchase stock from the Company on a quarterly basis, at a 5% discount to market.  Annual purchases under this plan may not exceed 10% of the employee's regular salary.

Cash Incentives.  Our practice is to use cash awards to incentivize our senior managers to create value for our customers and shareholders.  To that end, we adopted a Cash Incentive Plan in 2005, pursuant to which our Compensation Committee sets annual performance objectives and target incentive payment amounts.  All of our supervisors and managers participate in the plan, including our named executive officers.

The plan is administered by the Compensation Committee, which has complete and final authority to, among other things, select participants, to determine the goals and circumstances under which incentive awards are granted, to grant awards and to construe and interpret the Plan.  Decisions of the Compensation Committee with respect to the administration and interpretation of the Plan are final, conclusive and binding upon all participants.

The Compensation Committee has discretion to determine all performance objectives.  In addition, the Committee may specify that any incentive award be conditioned upon achievement or satisfaction of business criteria or other measures of performance.  One or more of the following business criteria or other measures of performance may be used by the Committee:  (1) growth in revenues or assets; (2) earnings from operations; (3) net income or earnings per common share; (4) return on investment or return on equity; (5) stock price or shareholder return; and (6) strategic business criteria, consisting of meeting specified water quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.  The Compensation Committee may exercise its discretion to eliminate, reduce or increase the amounts payable as incentive, subject to such business criteria or other measures of performance.

Under the plan, annual performance objectives are established no later than ninety (90) days after the beginning of any annual incentive period, which is usually a calendar year.  Each performance objective carries with it a score of five (5) points.  No points are awarded for partial achievement of performance objectives.  Incentive awards are granted only if an overall score of seventy-five (75) percent of the available performance objective points are achieved.  The Compensation Committee believes that achieving performance objectives should be the shared responsibility of management.  Accordingly, if an overall score of seventy-five (75) percent of the available performance objective points is achieved, all participants receive their target incentive awards.  If an overall score of less than seventy-five (75) percent of the available performance objectives is achieved, no participant receives an award.

The Compensation Committee set the performance objectives and target incentive awards for 2014 on January 27, 2014.  For 2014, the Compensation Committee determined that the amount of the target cash incentive award would be 5% of the base salary as of December 31, 2014 for each management employee, including named executive officers.  The Committee selected 5% as the target cash incentive award for 2014, and for all of the previous years since the plan's inception in 2005, after considering various factors.  One such factor was the range of other benefits already provided by the Company.  Another factor was the comparison of the Company's total salary and benefit package to the compensation packages paid by other comparable companies.  A third factor was the level of motivation needed to achieve the established goals of the Company.  Finally, the Compensation Committee considered how the plan would be perceived by the regulators, customers and shareholders.  All of these factors together contributed to the Committee's decision to keep the target incentive relatively low as compared to other companies.

The 2014 performance objectives as determined by the Compensation Committee were, among other things:  replace and reline 42,000 feet of pipe; enroll in the Partnership for Safe Water Program; implement tax repair methodology in a way that benefits both customers and shareholders; implement distribution system efficiencies that will reduce unaccounted for water and will reduce emergency response times; promote the service line protection program; improve water treatment efficiencies; review insurance coverage options to ensure the Company is properly covered and at reasonable prices; implement source water protection plans;  and increase paperless billing customers in order to reduce billing costs.

On January 26, 2015, the Compensation Committee determined that our management had achieved seventy-nine (79) percent of the performance objectives listed above for 2014, as well as the set business criterion for 2014, which was, earnings per common share of $0.79. The Committee awarded the named executive officers the amounts set forth in the 2014 Grants of Plan Based Awards Table below, which was the target incentive amount for each named executive officer.

On January 26, 2015, the Compensation Committee determined performance objectives and target incentive amounts to be awarded under the plan for 2015.  The performance objectives are, among other things:  replace and reline over 42,000 feet of pipe; design, permit and begin construction on a new raw water pumping station and pipeline; review and update potential sources of contamination; conduct needs surveys for portions of the current service territory without public water supply; continue to investigate sources of unaccounted for water; successfully integrate acquisitions into the Company's operations to realize economies of scale; develop an implementation plan for Public Utility Commission audit recommendations; review and test emergency response plans; refinance maturing debt to take advantage of favorable interest rates; apply for a wastewater collection system improvement surcharge in order to fund wastewater infrastructure improvements; and increase paperless billing customers to further reduce billing costs. The target incentive amounts for 2015, as determined by the Compensation Committee, are 5% of named executive officers' base salary as of December 31, 2015 and the business criteria for 2015 are target levels of earnings per common share and/or an operating ratio.

Clawback Policy.  In the event of a material misstatement of financial results requiring restatement, the Board, or appropriate committee thereof, will review all incentive compensation paid to senior executives on the basis of having met specific performance targets during the restatement period.  If the material misstatement resulted from fraud, negligence or intentional misconduct, the Board or committee will take, in its discretion, such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence.  The Board will, to the extent permitted by applicable law, to the extent it is reasonable to do so (e.g. the expense of recovering the compensation does not exceed the amount recovered), and to the extent that the amount earned under restated financial results is lower than the amount originally awarded, require reimbursement from the senior executive engaged in the misconduct that caused the need for the restatement.  The required reimbursement will be the amount paid in excess of the amount earned under restated financial results.  In addition, the Board may dismiss the senior executive, authorize legal action, or take such other action to enforce the officer's obligations to the Company as it deems appropriate.

Severance Benefits.  Other than Change in Control payments described below, we do not provide severance benefits to employees as part of our compensation program.

Retirement Plans.  We provide a traditional defined benefit pension plan covering employees hired before May 1, 2010.  Named executive officers are entitled to benefits under the defined benefit pension plan upon retirement after the age of 55 on the same terms as other employees.  The pension benefit is based on the years of service multiplied by the sum of $19.25 and 1.50% of that portion of the final average monthly earnings which are in excess of $400.  The final average monthly earnings are the average of the employee's earnings for the highest consecutive sixty (60) complete months during the last one hundred and twenty (120) complete months immediately prior to the date the pension benefit calculation is made. Normal (full) retirement benefits are payable at age 65, or at age 62 with twenty-five years of service.  Employees who terminate their employment prior to the age of 55 may elect to collect reduced benefits upon attaining age 55, or full benefits at age 62 or 65 as applicable.  Early retirement benefits are reduced by 5/9 of a percent for each of the first 60 months by which the early retirement date precedes the normal retirement date, and 5/18 of a percent for each month in excess of 60 months by which the early retirement date precedes the normal retirement date.

We also provide a supplemental retirement program, which provides senior management with a retirement benefit after the age of 55 in addition to the defined benefit pension.  The supplemental retirement program is designed to encourage senior management to stay with the Company until retirement.  Generally, supplemental retirement benefits are made available to senior management and are payable to the executive or his or her beneficiary, after retirement, over 15 years beginning no earlier than age 60.  The annual benefit payable under the supplemental retirement program is calculated by multiplying the number of years of eligible service subsequent to the plan commencement date, by a predetermined annual retirement benefit unit, some of which are shown below.  The number of years of eligible service for each named executive as of December 31, 2014 is shown in the 2014 Pension Benefits Table.

	Annual Retirement Benefit Unit at Age:
	55	60	65
Mr. Hines	$2,458	$1,978	$1,441
Ms. Miller	2,330	1,866	1,394
Mr. Hand	1,961	1,961	1,961
Mr. McIntosh	-	-	1,667
Mr. Strine	-	2,778	2,778

The estimated annual benefit payable to Mr. Hines at normal retirement age (65) under the supplemental retirement program is $53,333.  The estimated annual benefit payable to Ms. Miller, Mr. Hand, Mr. McIntosh and Mr. Strine at normal retirement age under the supplemental retirement program is $33,333.  Benefits are paid monthly.  Named executive officers who terminate their employment prior to the age of 55 forfeit their supplemental retirement benefits.  Named executive officers who terminate their employment between the ages of 55 and normal retirement age are subject to alternate annual retirement benefit units as provided in the plan agreements.  If a named executive officer were to die before retirement, his or her beneficiary would receive a death benefit of $500,000, with the exception of Mr. Hines' beneficiary, who would receive $800,000. If a named executive officer were to die after retirement but prior to age 60, his or her beneficiary would receive the benefit earned at retirement.

Deferred Compensation.  We also provide a deferred compensation program to management.  The deferred compensation program permits managers and executives to defer up to 5% of salary over an eight (8) to eleven (11) year period, with the Company matching the deferment up to 2.50% of salary.  Mr. Hand is the only named executive officer currently deferring salary.  Mr. Hand received an annual matching benefit of $2,829 in 2014.  Annually, the Company credits participants' deferred compensation balances with interest on the existing balance at a rate selected by the Company, currently equal to the December 31 rate of Moody's AAA Corporate Bond Yield.  This rate amounted to 3.72% for 2014.  Our deferred compensation program does not provide above-market or preferential earnings.  2014 credited earnings are shown in the "2014 Nonqualified Deferred Compensation" table.  Payouts from this plan on retirement, termination, disability or death are described in detail below in the narrative discussion accompanying the 2014 Nonqualified Deferred Compensation Table.

401(k).  Our named executive officers may participate in our 401(k) savings plan on the same terms as other employees.  We provide an annual maximum matching contribution of $2,800 per employee, for participating employees hired before May 1, 2010.  All named executives received the maximum matching contribution during 2014.  Employees hired after May 1, 2010 are eligible for an enhanced 401(k) plan.  None of our named executive officers are benefiting under the enhanced plan.

Change in Control.  Our senior management has built York Water into the successful business that it is today.  We believe that it is important to protect them in the event of a change of control and to protect the Company from the distractions senior managers often suffer as a result of the uncertainties that frequently surround changes in control.  Accordingly, we entered into amended and restated agreements with each of our senior managers that provide for certain payments upon changes of control in consideration of such senior managers agreeing not to compete with us for a period of time following the termination of their employment.  Most change in control payments are only paid if the senior manager in question is terminated in connection with a change in control.  In certain circumstances, however, payments may be made to senior managers who do not terminate their employment for one year following a change in control.  These payments incentivize our senior managers to continue their employment amid the uncertainty that often follows changes in control and thereby promotes stability for the Company during such times.  Change in control benefits are paid in lump sum and are based on a multiple of base salary and cash incentive compensation.  In the event of a change of control, we also continue health and other insurance benefits for up to one year depending on circumstances.  The agreements are valid for an initial term of five years, and renew automatically for one-year periods after the first five years.  The agreements terminate upon the employee reaching age 65 or terminating employment with the Company.  The Company must provide 90 days' notice to terminate the agreements.  These agreements are described in more detail below under the heading "Potential Payments upon Termination or Change in Control."

Perquisites and Other Benefits.  The primary perquisite for named executive officers is the use of company vehicles for personal benefit.  The most common personal use of company vehicles by senior management is commuting to and from work.  No named executive officer receives perquisites valued in the aggregate at $10,000 or more.  Named executive officers also participate in York Water's other benefit plans on the same terms as other employees.  These plans include medical and health insurance, life insurance and employee stock purchase plan (ESPP).  Under the ESPP, full-time employees with at least 90 days of service are eligible to purchase company stock through payroll deduction, up to 10% of their regular salary, at a 5% discount from fair market value.  The Compensation Committee considers the ESPP as a contributing factor to hiring and retaining employees, and as a way of aligning employee interests with those of shareholders.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers, which include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and four vice presidents.  The Compensation Committee reviews the performance and compensation of the Chief Executive and, following discussions with that individual, and a review of the data provided by Executive Reward Advisors and other available data, establishes his compensation level.  For the remaining executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee, based on Executive Reward Advisors data and other available data, which are subject to final approval by the committee.  With respect to the cash incentive awards, the Compensation Committee grants cash incentives when warranted.

Shareholder Say-on-Pay and Say-on-Frequency Votes.  The Company provides its shareholders with the opportunity to cast an advisory vote on executive compensation (a "say-on-pay proposal") every three years.  At the Company's annual meeting of shareholders held in May 2014, a substantial majority of the votes cast on the three-year say-on-pay proposal at that meeting were voted in favor of the proposal.  The Compensation Committee believes this affirms shareholders' support of the Company's executive compensation program, and did not change its program in 2014.  Executive compensation will be voted upon by shareholders again at the 2017 annual meeting.  The Compensation Committee will consider the outcome of the Company's say-on-pay vote when making future compensation decisions for the named executive officers.

Shareholders will have an opportunity at least every 6 years to cast an advisory vote on the frequency of say-on-pay proposals.  The next advisory vote on the frequency of say-on-pay proposals will occur at the 2017 annual meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ernest J. Waters Chairman	George Hay Kain III Member	Robert P. Newcomer Member

COMPENSATION RISK ASSESSMENT

The Compensation Committee reviewed the Company's compensation policies and practices for all employees (including non-executive officers) covering base salaries and wages, deferred compensation, incentive plans and change in control agreements in order to assess the inherent risks involved.

Considering all of the elements of the various compensation plans and the fact that the Company has no competing segments or divisions, the Compensation Committee concluded that the Company's compensation policies and practices did not incentivize excessive risk-taking that would have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are named in the "Board Committees and Functions" section of this proxy statement.  None of the members of the Compensation Committee is or has ever been an officer or employee of the Company.  In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to named executive officers or accrued by the Company for the named executive officers in 2014, 2013 and 2012.

				Change in
				Pension Value
				& Nonqualified
			Non-Equity	Deferred	All Other
Name and			Incentive Plan	Compensation	Compensation
Principal Position	Year	Salary	Compensation	Earnings (1)	(2)	Total

Jeffrey R. Hines, P.E.	2014	$282,708	$14,000	$470,239	$8,737	$775,684
President, Chief	2013	269,325	13,595	-	10,906	293,826
Executive Officer	2012	261,768	13,200	251,434	7,702	534,104

Kathleen M. Miller	2014	164,456	8,250	246,554	4,089	423,349
Chief Financial	2013	152,626	7,700	-	4,779	165,105
Officer	2012	148,144	7,475	113,772	4,251	273,642

Joseph T. Hand	2014	163,025	8,250	92,735	8,356	272,366
Chief Operating	2013	147,033	7,500	89,655	8,956	253,144
Officer	2012	138,417	7,050	19,308	7,728	172,503

Bruce C. McIntosh	2014	122,155	6,040	199,271	5,076	332,542
Vice President-	2013	116,828	5,875	-	5,668	128,371
Human Resources	2012	114,164	5,750	112,977	5,222	238,113

John H. Strine	2014	120,787	5,973	329,249	6,033	462,042
Vice President-	2013	114,900	5,808	11,546	6,880	139,134
Operations	2012	110,469	5,600	170,939	6,597	293,605

(1)
Amounts presented represent the sum of the change in the actuarial present value of the named executive officer's accumulated benefit under the Company's defined benefit pension plan and the change in the present value of the named executive officer's benefit under the Company's supplemental executive retirement plan.  The change in pension value for 2013 was omitted for some of our named executive officers due to an increase in discount rate causing the changes to be negative.  In 2013, Mr. Hines' change in pension value was ($66,179), Ms. Miller's was ($15,672), and Mr. McIntosh's was ($7,042).  No above-market or preferential earnings are paid on deferred compensation.

(2)
Includes Company contributions to the named executive officer's 401(k) account, credited earnings and Company contributions for non-qualified deferred compensation, and personal use of company vehicles.  2013 and 2012 amounts also included a 5% discount on stock purchased through the Employee Stock Purchase Plan (ESPP).  The ESPP was amended in 2014, and the discount is no longer reported as earnings.

2014 GRANTS OF PLAN BASED AWARDS

Non-Equity Incentive Awards.  As described in the Compensation Discussion and Analysis under the heading "Cash Incentives," our practice is to award cash incentives based upon the achievement of diverse performance objectives.  The performance objectives are established annually by the Compensation Committee, and are designed to recognize and reward the achievement of our goals and the creation of value for our customers and shareholders.  The following table sets forth awards granted to our named executive officers in 2014 pursuant to our incentive plan.

Name and Principal Position	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target
Jeffrey R. Hines, P.E. President, Chief Executive Officer	$14,000
Kathleen M. Miller Chief Financial Officer	8,250
Joseph T. Hand Chief Operating Officer	8,250
Bruce C. McIntosh Vice President-Human Resources	6,040
John H. Strine Vice President-Operations	5,973

The awards appearing in this table also appear in the Summary Compensation Table.

Awards are subject to the Company's clawback policy.

We do not grant equity incentive plan awards.

2014 PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each named executive officer, including the number of years of credited service, under the Company's General and Administrative Pension Plan (a defined benefit pension plan) and its Supplemental Executive Retirement Plan. Detailed information on these plans can be found in the Compensation Discussion and Analysis above, under the heading "Retirement Plans."

		Years of	Present Value
Name and		Credited	of Accumulated
Principal Position	Plan Name	Service	Benefit

Jeffrey R. Hines, P.E.	General and Administrative	25	$1,145,887
President, Chief Executive Officer	Pension Plan

Jeffrey R. Hines, P.E.	Supplemental Executive	25	444,009
President, Chief Executive Officer	Retirement Plan

Kathleen M. Miller	General and Administrative	19	533,955
Chief Financial Officer	Pension Plan

Kathleen M. Miller	Supplemental Executive	11	174,108
Chief Financial Officer	Retirement Plan

Joseph T. Hand	General and Administrative	7	145,623
Chief Operating Officer	Pension Plan

Joseph T. Hand	Supplemental Executive	5	83,704
Chief Operating Officer	Retirement Plan

Bruce C. McIntosh	General and Administrative	18	467,013
Vice President-Human Resources	Pension Plan

Bruce C. McIntosh	Supplemental Executive	16	403,869
Vice President-Human Resources	Retirement Plan

John H. Strine	General and Administrative	38	987,166
Vice President-Operations	Pension Plan

John H. Strine	Supplemental Executive	5	146,557
Vice President-Operations	Retirement Plan

All assumptions made in quantifying the present value of the accumulated benefits under the defined benefit pension plan to the named executive officers are described in Note 6 to the Company's Financial Statements included in our 2014 Annual Report on Form 10-K.  The present value of the accumulated supplemental executive retirement benefit is based on retirement at age 60.  The present values are based upon a 3.80% discount rate.  There were no payments to named executives made under these plans during the last fiscal year.  Future payouts under these plans are described in more detail in the Compensation Discussion and Analysis under the heading "Retirement Plans".

2014 NONQUALIFIED DEFERRED COMPENSATION

The table set forth below presents contributions, earnings and the balance at year-end (excluding future tax savings), for the accounts of our named executive officers, under our deferred compensation program that is described in more detail in the Compensation Discussion and Analysis under the heading "Deferred Compensation."  Company contributions and earnings are reported in the "All Other Compensation" column of the Summary Compensation Table.

Name and Principal Position	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Jeffrey R. Hines, P.E., President, Chief Executive Officer			$2,339	$65,211
Kathleen M. Miller, Chief Financial Officer			1,219	33,983
Joseph T. Hand, Chief Operating Officer	$5,657	$2,829	1,992	55,551
Bruce C. McIntosh, Vice President-Human Resources			1,220	34,024
John H. Strine, Vice President-Operations			2,148	59,882

PAYOUT OF DEFERRED COMPENSATION ACCOUNTS

Payouts upon Retirement.  Following a named executive officer's retirement, a monthly retirement benefit will be paid to him or her for 120 months.  This benefit will be equal to a percentage of his or her deferred income account immediately prior to retirement divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to retirement).  Assuming a federal income tax rate of 34% and a state income tax rate of 9.99% for 2014, and assuming all named executive officers were eligible for retirement as of December 31, 2014, the named executive officers would receive the monthly benefits in the table that follows the next paragraph.  The Company does not gross up the deferred compensation payout, but rather passes on the tax benefit the Company will realize, when death benefit proceeds are received under corporate-owned life insurance policies which are in place in order to reimburse the Company for the costs of the plan.

Payouts upon Disability.  If a named executive officer becomes disabled before his or her deferred income account has been distributed, a monthly retirement benefit will be paid to him or her for 120 months.  This benefit will be equal to a percentage of his or her deferred income account immediately prior to the date he or she became disabled divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to the date he or she became disabled).  Assuming a federal income tax rate of 34% and a state income tax rate of 9.99% for 2014, and assuming each named executive officer became disabled as of December 31, 2014, such named executive officer would receive the monthly benefits in the table that follows.  Once again, the Company is not grossing up the benefit, but rather passing on tax savings it will realize in the future.

Name and Principal Position	Deferred Income Account Percentage	Monthly Retirement Amount

Jeffrey R. Hines, P.E., President, Chief Executive Officer	1.110%	$1,218
Kathleen M. Miller, Chief Financial Officer	0.833%	477
Joseph T. Hand, Chief Operating Officer	0.833%	779
Bruce C. McIntosh, Vice President-Human Resources	0.833%	477
John H. Strine, Vice President-Operations	2.036%	2,052

Payouts upon Termination of Employment.  If a named executive officer's employment with the Company is terminated other than by death or disability before he or she is eligible for retirement (age 60), the amount of his or her contributions, without the Company's matching contribution, without accumulated interest credited to the deferred income account, and without the tax benefit, shall be distributed to such named executive officer immediately upon his or her termination in a lump sum.  Assuming each named executive officer were terminated as of December 31, 2014, such named executive officer would be entitled to receive the following lump sum payment:

Name and Principal Position	Lump Sum Payment Upon Termination
Jeffrey R. Hines, P.E., President, Chief Executive Officer	$18,238
Kathleen M. Miller, Chief Financial Officer	10,216
Joseph T. Hand, Chief Operating Officer	32,232
Bruce C. McIntosh, Vice President-Human Resources	57,269
John H. Strine, Vice President-Operations	19,156

The named executive officer deferrals have previously been reported in the salary column of the Summary Compensation Table in the year in which they were earned.

Payouts upon Death.  If a named executive officer were to die before distribution of his or her deferred income account has commenced, his or her beneficiary would receive a death benefit in an amount equal to the higher of $150,000, or the named executive officer's deferred income account immediately prior to his or her death, divided by the following factor (1 minus the corporate federal and state income tax rate for the Company immediately prior to the date of death).  The death benefit determined as above will be paid to beneficiaries in a lump sum.  Assuming death benefits for each named executive officer became payable as of December 31, 2014, such named executive officer's respective beneficiaries would be entitled to receive the following lump sum payments:

Name and Principal Position	Beneficiary Death Benefit ($)
Jeffrey R. Hines, P.E., President, Chief Executive Officer	150,000
Kathleen M. Miller, Chief Financial Officer	150,000
Joseph T. Hand, Chief Operating Officer	150,000
Bruce C. McIntosh, Vice President-Human Resources	150,000
John H. Strine, Vice President-Operations	150,000

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Description of Change in Control Agreements.  We have entered into Amended and Restated Change in Control Agreements with each named executive officer that provides for payments to them under certain circumstances in connection with a change in control in consideration of such named executive officers agreeing not to compete with us for a period of time following the termination of their employment.

Under all agreements, generally a "change in control" will occur if:

●	Any person or affiliated group (with limited exceptions) becomes the beneficial owner in the aggregate of 50 percent or more of all of our voting securities;

●	A majority of our Board of Directors is involuntarily removed or defeated for re-election to our Board of Directors (for example, as a result of a proxy contest);

●
We are party to a merger or reorganization pursuant to which the holders of our voting securities prior to such transaction become the holders of 50 percent or less of the voting securities of the new merged or reorganized company; or

●	The Company is liquidated or dissolved, or all of its assets are sold to a third party.

In each circumstance described above, our Board of Directors may make a determination that the circumstances do not warrant the implementation of the provisions of the agreement, and in such case, the change in control will not trigger any payments under the agreements.

All payments under the agreements are triggered by the occurrence of a change in control, and most payments also require that the relevant senior manager's employment also be terminated.  The amounts of payments to our named executive officers under these agreements vary depending on the timing of the change in control and the timing and manner of the termination of employment.  Generally, the manner of termination is divided into four categories.

A "for cause" termination results from:

●	misappropriation of funds or any act of common law fraud;
●	habitual insobriety or substance abuse;
●	conviction of a felony or any crime involving moral turpitude;
●	willful misconduct or gross negligence by the senior manager in the performance of his duties;
●	the willful failure of the senior manager to perform a material function of his duties; or
●	the senior manager engaging in a conflict of interest or other breach of fiduciary duty.

A "good reason" termination occurs when the senior manager terminates his own employment following a change in control and after one or more of the following has occurred:

●	the Company has breached the change in control agreement;
●	the Company has significantly reduced the authority, duties or responsibilities of the senior manager or reduced his base compensation or annual bonus compensation opportunity;
●	the Company has reduced the senior manager from the employment grade or officer positions which he or she holds; or
●
the Company has transferred the senior manager, without his or her express written consent, to a location that is more than 50 miles from his or her principal place of business immediately preceding the change of control.

A voluntary termination is the termination by the senior manager of his or her own employment under circumstances that would not be a "good reason" termination.  Examples are ordinary retirement or leaving the Company to seek other job opportunities.

An involuntary termination is a termination in connection with a change in control that is not a "for cause" termination, a good reason termination or a voluntary termination.

Payouts under Change in Control Agreements. Under the agreements, all named executive officers are entitled to payment in the case of an involuntary termination or a good reason termination within some time period surrounding a change in control (generally six months prior to or one year following a change in control).  Payments are paid in lump sum and are based on a multiple of base salary and cash incentive compensation earned by the named executive officer in the preceding 12 months.  We call this amount "base pay."  Additionally, Messrs. Hines, Hand, McIntosh, and Strine, and Ms. Miller are entitled to payment of "stay bonuses" if they remain employed by us for one year following a change in control, and smaller stay bonuses if they remain employed for at least three months following a change in control and then voluntarily terminate their employment more than three months but less than one year following a change in control.  Finally, our named executive officers are entitled to have their health and welfare benefits continue for periods of up to one year following the termination of their employment (subject to such benefits terminating or such named executive officer becoming covered by the benefit plans of another employer).

The table below sets forth the relevant base pay multiples, lump sum payout amounts and the value of continued benefits our named executive officers would receive under various circumstances under their change in control agreements.  For the purposes of this table, we have assumed that a change in control occurred on December 31, 2014.

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits
Name	Base Pay	Amount	(1)	Total

Jeffrey R. Hines, P.E.

Involuntary termination or	2.99 times	$879,059	$11,698	$890,757
good reason termination.

Voluntary termination more	.25 times	73,500	11,698	85,198
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	147,000	11,698	158,698
one year after a change in
control.

Kathleen M. Miller

Involuntary termination or	.5 times	86,625	8,936	95,561
good reason termination.

Voluntary termination more	.25 times	43,313	8,936	52,249
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	86,625	8,936	95,561
one year after a change in
control.

Joseph T. Hand

Involuntary termination or	.5 times	86,625	398	87,023
good reason termination.

Voluntary termination more	.25 times	43,313	398	43,711
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	86,625	398	87,023
one year after a change in
control.

			Health
			and Other
		Lump Sum	Insurance
	Multiple of	Payment	Benefits
Name	Base Pay	Amount	(1)	Total

Bruce C. McIntosh

Involuntary termination or	.5 times	$63,418	$11,698	$75,116
good reason termination.

Voluntary termination more	.25 times	31,709	11,698	43,407
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	63,418	11,698	75,116
one year after a change in
control.

John H. Strine

Involuntary termination or	.5 times	62,712	5,420	68,132
good reason termination.

Voluntary termination more	.25 times	31,356	5,420	36,776
than 3 months but less than
one year after a change in
control.

Continuing employment for	.5 times	62,712	5,420	68,132
one year after a change in
control.

(1) The value of health benefits was determined using the estimated rates applicable under the Comprehensive
Omnibus Budget Reconciliation Act (COBRA) for terminated employees.

Payment of the lump sum payments under the change in control agreements is contingent upon the named executive officer executing a standard release.  The change in control agreements also contain non-competition provisions that generally require that, a named executive officer will not, while he or she is employed by us and for one year following the termination of his or her employment by us:

●
participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his or her name to be used in connection with, any business or enterprise engaged in by us within our franchised territory;

●	solicit or attempt to convert any account or customer of the Company to another supplier; or
●	solicit or attempt to hire any employee of the Company.

Any breach of this non-competition agreement can result in damages being awarded to the Company, including the amount of one-half of any lump sum payments described above.

Other Payouts.  The named executive officers will also be entitled to the payouts of their pension and supplemental retirement accounts upon retirement and payout of their deferred compensation accounts upon termination of their employment with us.

Using the assumptions described in Note 6 to the Company's Financial Statements included in the 2014 Annual Report on Form 10-K, and assuming that all of our named executive officers remain with the Company until reaching age 55 (or, for those who are currently older than age 55, assuming they retired as of December 31, 2014) our named executive officers have earned monthly benefits under the pension plan and supplemental retirement plan as follows:

Name	Plan Name	Monthly Benefit

Jeffrey R. Hines, P.E.	General and Administrative Pension Plan	$8,147
Jeffrey R. Hines, P.E.	Supplemental Executive Retirement Plan	4,120
Kathleen M. Miller	General and Administrative Pension Plan	3,902
Kathleen M. Miller	Supplemental Executive Retirement Plan	1,710
Joseph T. Hand	General and Administrative Pension Plan	1,343
Joseph T. Hand	Supplemental Executive Retirement Plan	817
Bruce C. McIntosh	General and Administrative Pension Plan	2,969
Bruce C. McIntosh	Supplemental Executive Retirement Plan	2,938
John H. Strine	General and Administrative Pension Plan	6,048
John H. Strine	Supplemental Executive Retirement Plan	1,157

Our named executive officers will also be entitled to be paid the amounts described in the narrative discussion accompanying the 2014 Nonqualified Deferred Compensation Table above in the manner described in that section.

2014 DIRECTOR COMPENSATION

Director	Fees Earned Paid in Cash

Cynthia A. Dotzel, CPA	$34,063

John L. Finlayson	7,110

Michael W. Gang, Esq.	26,083

George W. Hodges	31,253

George Hay Kain III	24,503

Robert P. Newcomer	24,503

Jeffrey S. Osman	22,963

Steven R. Rasmussen, CPA	29,103

Ernest J. Waters	29,813

Director Fees Earned.  In consideration of the services they provide to us, directors who are not regular full-time employees are entitled to receive a retainer of $16,000 per year, payable quarterly.  In addition to the annual retainer, Board and Committee members are entitled to the fees in the table below for each meeting they attend.  Directors who are also current employees of the Company receive no additional compensation for Board service.

	Board	Executive Committee	Audit Committee	Nomination & Corporate Governance Committee	Compensation Committee
Chairperson	$1,800	$1,170	$1,750	$1,060	$1,060
Directors/Members	$790	$870	$925	$820	$820

No perquisites are provided to Directors.

Mr. Finlayson retired under the Company's mandatory retirement policy for directors on March 14, 2014.

There were 8 Board of Directors' Meetings during calendar year 2014.  All Directors attended 100% of the scheduled Board of Directors and committee meetings.  In addition, all Directors attended the 2014 Annual Meeting of Shareholders.  All Directors are expected to attend the 2015 Annual Meeting of Shareholders, but attendance is not mandatory.

DISCRETIONARY AUTHORITY

The notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting.  The Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the meeting other than is hereinbefore set forth.  In the event additional matters should be presented, however, the proxies will exercise their discretion in voting on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 Annual Meeting of Shareholders must be received by the Company in writing no later than November 23, 2015.  In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act"), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

For a proposal to be timely for consideration at the annual meeting, but not included in the proxy statement and form of proxy relating to the 2016 Annual Meeting of Shareholders, the Company's bylaws provide that we must have received the shareholder proposal or director nomination not less than ninety days nor more than one hundred and twenty days prior to the anniversary of our annual meeting, meaning between January 5, 2016 and February 4, 2016 for the 2016 annual meeting. In the event that the 2016 annual meeting of shareholders is advanced by more than thirty days or delayed by more than sixty days from the anniversary date of the Annual Meeting, proposals or nominations for the 2016 annual meeting must be received by us no earlier than the ninetieth day prior to the date of the 2016 annual meeting of shareholders or, if later, the date which is ten days after the day on which public announcement of the date of such meeting is first made. All shareholder proposals and director nominations must also comply with the other requirements set forth in the Company's bylaws.

OTHER MATTERS

We offer a service approved by the SEC called householding.  This service allows shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials to receive only one copy of our Proxy Statement and Annual Report. We believe this service provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.  If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge Financial Solutions, or Broadridge, by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which has been filed with the Securities and Exchange Commission.  The Form 10-K (including financial statements and schedules) may be obtained free of charge upon written or oral request by writing to:  Bonnie Rexroth, The York Water Company, 130 East Market Street, York, Pennsylvania 17401; or by telephone to Ms. Rexroth at (717) 718-2942.  Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.  The Form 10-K is also available, free of charge, on the Investor Relations page of the Company's website at www.yorkwater.com.

A copy of the Company's Annual Report to Shareholders, does not form part of the proxy solicitation materials.  The Annual Report to Shareholders is also available, free of charge, on the Investor Relations page of the Company's website at www.yorkwater.com.

"That good York water"
SINCE 1816

THE YORK WATER COMPANY
ATTN: BONNIE J. REXROTH
130 E. MARKET STREET
YORK, PA 17401-1219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The York Water Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81479-P58921

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE YORK WATER COMPANY

Directors recommend a vote "FOR" Items 1 and 2.

Vote on Directors

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Michael W. Gang, Esq.
02) Jeffrey R. Hines, P.E.
03) George W. Hodges
04) George Hay Kain III

Vote on Proposals

	For	Against	Abstain
2. APPOINT BAKER TILLY VIRCHOW KRAUSE, LLP AS AUDITORS To ratify the appointment of Baker Tilly Virchow Krause, LLP as auditors.	☐	☐	☐

3. DISCRETIONARY AUTHORITY
To transact such other business as may properly come before the meeting and any adjournment thereof according to the proxies' discretion and in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2015 Annual Meeting Details

Monday, May 4, 2015

Strand-Capitol Performing Arts Center, 50 North George Street, York, PA, 17401
Directions to the meeting are available on our website – www.yorkwater.com.

Free parking will be available in the Philadelphia Street Garage which is located at 17 West Philadelphia Street.

A boxed lunch will be served between 12:00 p.m. (noon) and 12:45 p.m. with the Annual Meeting of Shareholders beginning promptly at 1:00 p.m.

If you plan on joining us for lunch, please RSVP either by checking the box on the proxy card and mailing it in the enclosed envelope, or by contacting Bonnie Rexroth at (717) 718-2942 or by e-mail bonnier@yorkwater.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M81480-P58921

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE YORK WATER COMPANY

Proxy - Annual Meeting of Shareholders
May 4, 2015

The undersigned, a Shareholder of The York Water Company, a Pennsylvania corporation (the "Company"), does hereby appoint Cynthia A. Dotzel, CPA, Jeffrey S. Osman, and Steven R. Rasmussen, CPA and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held Monday, May 4, 2015 at 1:00 p.m. local time at the Strand-Capitol Performing Arts Center, 50 North George Street, York, Pennsylvania or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

(Continued and to be signed on reverse side)